                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                       Dr Pepper/Seven-Up Companies, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

(name of Person(s) Filing Proxy Statement) Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                                                                  March 25, 1994




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Dr Pepper/Seven-Up Companies, Inc. to be held at Northpark West Cinemas 1-2, 1100 Northpark Center, Dallas, Texas, on Thursday, April 28, 1994 at 9:00 a.m., local time. This Meeting marks the completion of our first full year as a publicly owned company.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes the election of three directors of the Company and an amendment to the Dr Pepper/Seven-Up Companies, Inc. Non-Qualified Stock Option Plan for Non-Employee Directors. Directors and officers of the Company will be present to host the meeting and to respond to any questions from our shareholders. I hope you will be able to attend.

The Company's Board of Directors believes that a favorable vote for each matter described in the attached Notice of Annual Meeting and Proxy Statement is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying materials carefully and to return the enclosed Proxy promptly.

Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

Sincerely,



/s/ JOHN R. ALBERS

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING

                            TO BE HELD APRIL 28, 1994





TO THE SHAREHOLDERS OF DR PEPPER/SEVEN-UP COMPANIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of
Dr Pepper/Seven-Up Companies, Inc. (the "Company") will be held at Northpark West Cinemas 1-2, 1100 Northpark Center, Dallas, Texas, on Thursday, April 28, 1994, at 9:00 a.m. local time for the purpose of considering and acting upon:

     (1)  The election of three directors for terms expiring in 1997.

     (2) A proposal to amend the Dr Pepper/Seven-Up Companies, Inc. Non-Qualified Stock Option Plan for Non-Employee Directors

     (3) Such other business as may properly come before the meeting and any postponements or adjournments thereof.

     Shareholders of record at the close of business on March 1, 1994 are the only persons entitled to notice of and to vote at the meeting or any postponements or adjournments thereof. A map indicating the location of the Company's Annual Shareholders' Meeting is provided on the last page of this Proxy Statement for your convenience.

     Your attention is directed to the attached Proxy Statement. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed Proxy as promptly as possible. Enclosed with the Proxy is an addressed envelope for which no postage is required if mailed in the United States.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Nelson A. Bangs
                              Secretary



March 25, 1994


                             YOUR VOTE IS IMPORTANT

     You are cordially invited to attend the meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU ATTEND THE MEETING.

                        DR PEPPER/SEVEN-UP COMPANIES, INC.
                              8144 WALNUT HILL LANE
                            DALLAS, TEXAS 75231-4372





                                 PROXY STATEMENT





                          ANNUAL SHAREHOLDERS' MEETING

                            TO BE HELD APRIL 28, 1994


     The enclosed Proxy is solicited by the Board of Directors of Dr Pepper/Seven-Up Companies, Inc. (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on April 28, 1994 and at any and all postponements or adjournments thereof (the "Annual Meeting"). The costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, are being paid by the Company. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's Common Stock on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company (who will receive no extra compensation for their services) may solicit Proxies in person or by telephone or facsimile. In addition, the Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of Proxies for a fee estimated to be $4,725 plus out-of-pocket expenses. This Proxy Statement and the accompanying form of Proxy are first being mailed to shareholders on or about March 25, 1994.

     Shareholders may revoke their Proxy at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company, by filing a new written appointment of a proxy with the Secretary of the Company or by voting in person at the Annual Meeting. Unless so revoked, properly executed Proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such Proxy.

     The presence either in person or by properly executed Proxies of shareholders holding a majority of the outstanding shares of Common Stock shall constitute a quorum for the transaction of business at the Annual Meeting. As to any matter for which no choice has been specified in a duly executed Proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR the amendment of the Company's Non-Qualified Stock Option Plan for Non-Employee Directors and in the discretion of the persons named in the Proxy in connection with any other business that may properly come before the Annual Meeting.

     Shareholders of record at the close of business on March 1, 1994 are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 60,981,146 shares of Common Stock, which are the only voting securities of the Company. Each shareholder is entitled to one vote for each share held. The affirmative vote of a majority of the outstanding shares of Common Stock, represented in person or by Proxy and entitled to vote at the Annual Meeting, will be required to approve each proposal, except that the election of directors will be determined by the plurality vote of shares voted at the Annual Meeting.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of March 1, 1994, certain information with respect to each shareholder known to the Company to beneficially own more than five percent of its Common Stock and information with respect to the beneficial ownership of the Company's Common Stock by (i) directors of the Company, (ii) the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.




NAME AND ADDRESS                                  AMOUNT AND NATURE OF     PERCENT OF COMMON
OF BENEFICIAL HOLDER                              BENEFICIAL OWNERSHIP(A)  STOCK OUTSTANDING
- - --------------------                              -----------------------  -----------------

Cadbury Beverages Inc ..............................   15,620,746               25.6
     High Ridge Park
     Stamford, Connecticut 06905

FMR Corp.(b)........................................    5,038,002                8.3
     82 Devonshire St.
     Boston, Massachusetts 02109

John R. Albers (c) .................................    3,629,143                5.8
     8144 Walnut Hill Lane
     Dallas, Texas  75231-4372

Ira M. Rosenstein(d) ...............................    1,423,649                2.3

Thomas O. Hicks(e) .................................     883,096                 1.4

W. W. Clements .....................................     33,462                   *

Richard G. Merrill..................................      1,500                   *

William E. Winter ..................................       500                    *

Malcolm Candlish ...................................      4,000                   *

Charles P. Grier(f).................................     276,878                  *

True H. Knowles(g) .................................     628,697                 1.0

Francis I. Mullin(h) ...............................     602,401                  *

Directors and executive officers as a group.........    8,274,796                12.7
(14 persons)(i)

- - ---------------
* less than 1%

(a) All shares set forth in this column represent shares of Common Stock unless otherwise indicated.

(b) Information provided on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 11, 1994 indicates that FMR Corp. has sole voting power with respect to 128,600 shares and sole dispositive power with respect to 5,038,002 shares of the Company's Common Stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. ("Fidelity"), is the beneficial owner of 4,899,702 shares or 8.11% of the Common Stock of the Company as the result of acting as investment advisor to several investment companies (collectively, the "Fidelity Funds"). The Chairman of the Board of FMR Corp., Edward C. Johnson III, FMR Corp. (through its control of Fidelity), and the Fidelity Funds each have sole power to dispose of the 4,899,702 shares beneficially owned by the Fidelity Funds. Neither FMR Corp. or Edward C. Johnson III has the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Fidelity Funds, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity votes these shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(c) Includes 1,379,180 shares of Common Stock issuable upon exercise of stock options granted under the Amended and Restated 1988 Stock Option Plan (the "1988 Stock Option Plan"), all of which are exercisable within 60 days of March 1, 1994. See the section entitled "Stock Option Plans."


(d) Includes 912,000 shares of Common Stock issuable upon exercise of options granted under the 1988 Stock Option Plan, all of which are exercisable within 60 days of March 1, 1994. See the section entitled "Stock Option
     Plans."

(e) Includes 399,066 shares of Common Stock owned by five trusts for the benefit of Mr. Hicks' children (the "Trusts"), for which Mr. Hicks serves as trustee and with respect to which he holds voting and dispositive power. Mr. Hicks may be deemed to beneficially own the shares of capital stock of the Company owned directly by such Trusts.

(f) Includes 156,000 shares of Common Stock issuable upon exercise of options granted under the 1988 Stock Option Plan, all of which are exercisable within 60 days of March 1, 1994. See the section entitled "Stock Option
     Plans."

(g) Includes 512,000 shares of Common Stock issuable upon exercise of options granted under the 1988 Stock Option Plan, all of which are exercisable within 60 days of March 1, 1994. See the section entitled "Stock Option
     Plans."

(h) Includes 582,000 shares of Common Stock issuable upon exercise of options granted under the 1988 Stock Option Plan, all of which are exercisable within 60 days of March 1, 1994. See the section entitled "Stock Option
     Plans."

(i) Includes 4,111,180 shares of Common Stock issuable to executive officers upon exercise of options granted under the 1988 Stock Option Plan and 8,535 shares of Common Stock issuable upon exercise of options granted to executive officers under the Amended and Restated 1988 Non-Qualified Stock
     Option Plan (the "1988 Non-Qualified Plan"), all of which are exercisable within 60 days of March 1, 1994. See the section entitled "Stock Option
     Plans."

                              ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTOR NOMINEES

     Three Class II directors will be elected at the Annual Meeting to serve for a three-year term expiring at the 1997 Annual Meeting of Shareholders. Pursuant to the Company's bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors are empowered to elect a successor, and the person so elected will hold office for the remainder of the term of the director whose death, retirement, resignation, disqualification or removal created the vacancy, and thereafter until the election of a successor director. Each nominee director is presently a director of the Company and has agreed to continue to serve if elected.

     The following table sets forth for each nominee for election as a Class II director his name, all positions with the Company or any of its predecessors or affiliates held by him, his principal occupation, his age and the year in which he first became a director of the Company.

                                                                                                                          Director
  Nominee                                               Principal Occupation                                 Age           Since
  -------                                               --------------------                                 ---           -----

W. W. Clements                Director of the Company with term expiring in 1994;  Chairman Emeritus          79             1993
                              of Dr Pepper Company ("Dr Pepper"), a predecessor to Dr Pepper/Seven-Up
                              Corporation ("DP/7UP"), a subsidiary of the Company, from 1986 to 1992;
                              Chairman and Chief Executive Officer of Dr Pepper from 1974 to 1986.

Thomas O. Hicks               Director of the Company with term expiring in 1994;  Chairman of the            48             1988
                              Board of the Company from 1988 to 1991; Co-Chairman of Dr Pepper and The
                              Seven-Up Company ("Seven-Up"), a predecessor to DP/7UP, from 1986 to
                              1988; Chairman of the Board and Chief Executive Officer of Hicks, Muse &
                              Co. Incorporated from 1989 to 1994;  Chairman of the Board and Chief
                              Executive Officer of Hicks, Muse, Tate & Furst Incorporated since 1994;
                              Managing General Partner of Hicks & Haas Holdings, Ltd. from 1984 to present; Co-Chairman and Co-Chief Executive Officer of Hicks & Haas
                              Incorporated from 1987 to 1989; Chairman of the Board of Chancellor
                              Communications Corporation, HMW Communications, Inc., and Semi-Tech Inc;
                              Director of Dr Pepper Bottling Company of Texas, Inc., Sybron
                              Corporation, Life Partners Group, Inc., Trident NGL, Inc., Berg
                              Electronics, Inc., G. Heilman Brewing Company, and Neodata Holdings, Inc

William E. Winter             Director of the Company with term expiring in 1994;  Consultant to              73             1993
                              Seven-Up from 1982 to 1992; Consultant to DP/7UP since 1992; Chairman of the Board of Seven-Up from 1979 to 1981.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED NOMINEES AS CLASS II DIRECTORS.

INFORMATION CONCERNING CLASS I AND III DIRECTORS

     The following table sets forth certain information for those directors whose present terms will continue after the Annual Meeting. The terms of the Class III and Class I directors expire at the 1995 and 1996 Annual Meeting of Shareholders, respectively.


                                                                                                               Director
  Director                                              Principal Occupation                           Age       Since      Class
- - -----------                                             --------------------                           ---     ---------    -----

John R. Albers                     Director of the Company with term expiring in 1995; Chairman         62       1988         III
                                   of the Board since 1991; President and Chief Executive Officer of the Company since 1988; Chairman of the Board, President and Chief Executive Officer of DP/7UP since October 1992;
                                   Chairman of the Board and Chief Executive Officer of Dr Pepper
                                   and Seven-Up from 1988 to October 1992; Director, Vice
                                   Chairman and Chief Executive Officer of Seven-Up from 1986 to
                                   1988; Director, Chief Executive Officer and President of Dr
                                   Pepper from 1986 to 1990.

Malcolm Candlish                   Director of the Company with term expiring in 1996; Chairman         58       1993         I
                                   and Chief Executive Officer of First Alert, Inc. since 1992;
                                   Chief Executive Officer and Chairman of the Board of Sealy,
                                   Inc. from 1989 to 1992; President and Chief Executive Officer of The Samsonite Corporation from 1983 to 1989; Director of
                                   The Stiffel Company, The Black and Decker Corporation and
                                   Health-O-Meter, Inc.

Richard G. Merrill                 Director of the Company with term expiring in 1996; Consultant       63       1992         I
                                   to The Prudential Insurance Company of America ("Prudential")
                                   from 1991 to 1993; Executive Vice President of Prudential from
                                   1987 to 1991; Director of Sysco Corp.

Ira M. Rosenstein                  Director of the Company with term expiring in 1995; Executive        54       1988         III
                                   Vice President and Chief Financial Officer of the Company
                                   since 1988; Director and Executive Vice President of DP/7UP since October 1992;  Director, Executive Vice President and
                                   Chief Financial Officer of Dr Pepper and Seven-Up from 1988 to
                                   October 1992;  Senior Vice President of Finance and
                                   Administration and Chief Financial Officer of Dr Pepper and
                                   Seven-Up, and Director of Dr Pepper, from 1986 to 1988.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1993, the Board of Directors held seven meetings and acted twice by written consent. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

     The Executive Committee, comprised of Messrs. Albers, Hicks and Rosenstein, exercises, during the intervals between meetings of the Board of Directors, all powers of the Board of Directors except to the extent limited by law. The Executive Committee held two meetings during 1993.

     The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Messrs. Clements, Merrill and Winter. During fiscal 1993, the Audit Committee held one meeting.

     The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee is comprised of Messrs. Candlish, Hicks and Merrill. During fiscal 1993, the Compensation Committee held four meetings. See the section entitled "Compensation Committee Report."

     The Board of Directors does not have a standing nominating committee. The Board designates nominees for election as directors and will consider suggestions by shareholders for names of possible future nominees if delivered in writing to the Secretary of the Company on a timely basis. See the section entitled "Shareholder Proposals" below for a discussion of certain bylaw provisions relating to shareholder nominations to the Board of Directors.

DIRECTOR COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. The Company maintains a compensation plan for directors of the Company who are not officers or employees of the Company (each an "Outside Director"). Pursuant to such plan, each Outside Director receives an annual retainer of $8,000, payable in cash, and a $1,000 cash fee for each meeting of the Board of Directors at which such director is present. As compensation for serving on a committee of the Board of Directors, each Outside Director also receives an annual retainer of $1,000, payable in cash, and a $1,000 cash fee for each meeting of such committee at which such director is present. Any Outside Director who serves as chairman of a committee receives an additional annual fee of $1,000.

     In addition to the cash compensation described above, the Company maintains a Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). The Directors' Option Plan presently provides that on December 31 of each calendar year, each Outside Director will be automatically granted an option to purchase that number of shares of Common Stock computed by dividing:
(i) 50% of the sum of the annual retainer fee for Outside Directors payable for such calendar year plus the aggregate meeting fees payable for such calendar year to such Outside Director for attending meetings of the Board of Directors and any committees on which such Outside Director serves by (ii) 50% of the fair market value of a share of Common Stock on the date of grant. The purchase price for the shares of Common Stock subject to each option is 50% of the fair market value of the shares on the grant date. A total of 194,310 shares of Common Stock are authorized for issuance pursuant to the Directors' Option Plan. As of March 1, 1994, options covering a total of 944; 1,277; 1,277; 1,111 and 944 shares of the Company's Common Stock have been granted to Messrs. Clements, Hicks, Merrill, Candlish and Winter, respectively, at an exercise price of $12.00 per share.

     Each option granted under the Directors' Option Plan will become exercisable one year after the date of the grant and will not be exercisable more than ten years after the date of such grant. Under the terms of the Directors' Option Plan, if an Outside Director is terminated, any unexercised options held by such Outside Director will be exercisable for a specified period depending upon the reason for such termination; PROVIDED that if such Outside Director is terminated due to an act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company, the unexercised options will immediately terminate. The Board of Directors has proposed certain amendments to the Directors' Option Plan. See the section entitled "Proposal to Amend the Dr Pepper/Seven-Up Companies, Inc. Non-Qualified Stock Option Plan for Non-Employee Directors" below.

     The Company also maintains the Dr Pepper/Seven-Up Companies, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan"). The Deferred Compensation Plan permits Outside Directors to defer receipt of their cash compensation from the Company until a later date. The Company pays interest on the deferred compensation based upon the average monthly rate of 30-year U.S. Treasury bonds, compounded monthly. The Board of Directors may amend the Deferred Compensation Plan or terminate such plan in whole or in part at any time.

     William E. Winter, in addition to his duties as a member of the Board of Directors of the Company, is a consultant to DP/7UP pursuant to a Consulting Agreement dated as of January 25, 1988. The terms of the Consulting Agreement provide that Mr. Winter will advise DP/7UP with respect to marketing and soft drink franchising plans and strategies and other assigned projects relating to the long-term growth of DP/7UP. In consideration of his services, DP/7UP pays Mr. Winter a retainer of $300.00 per day and has agreed to use Mr. Winter's services for a minimum of seven days per month. Consulting fees paid to Mr. Winter in 1993 totalled $25,200.00. The term of the Consulting Agreement renews every month and is terminable by either party upon not less than 10 days advance notice.

                               EXECUTIVE OFFICERS

     The following table sets forth the names, ages and business experience of the executive officers of the Company, other than John R. Albers and Ira M. Rosenstein, for the last five fiscal years. Messrs. Albers and Rosenstein serve as executive officers and directors of the Company and their respective ages and business experience are described above under the caption "Information Concerning Class I and III Directors."


     Name                                              Business Experience                                   Age
     ----                                              -------------------                                   ---

John G. Clarke                Vice President of the Company since 1988; Vice President of DP/7UP and         48
                              Senior Vice President of Dr Pepper USA, a division of DP/7UP ("Dr Pepper
                              USA"), since October 1992; Senior Vice President - Marketing of Dr
                              Pepper from 1986 to October 1992.

Charles P. Grier              Senior Vice President of the Company since 1988;  Senior Vice President        63
                              of DP/7UP since October 1992; Senior Vice President - Operations of Dr
                              Pepper and Seven-Up from 1986 to October 1992.

John M. Kilduff               Vice President of the Company since 1988; Vice President of DP/7UP and         47
                              Senior Vice President of Dr Pepper USA since October 1992; Senior Vice
                              President - Sales of Dr Pepper from 1988 to October 1992.

Russell B. Klein              Vice President of the Company since 1988; Vice President of DP/7UP and         36
                              Senior Vice President of Seven-Up USA, a division of DP/7UP ("Seven-Up
                              USA"), since October 1992; Senior Vice President - Marketing of Seven-Up
                              from 1987 to October 1992.

True E. Knowles               Executive Vice President of the Company since 1990; Director and               56
                              Executive Vice President of DP/7UP since October 1992; President of Dr
                              Pepper USA since October 1992; Director, President and Chief Operating
                              Officer of Dr Pepper from 1990 to October 1992;  Executive Vice
                              President and Chief Operating Officer of Dr Pepper from 1988 to 1990;
                              Senior Vice President -Sales of Dr Pepper from 1986 to 1988.

Francis I. Mullin III         Executive Vice President of the Company since 1991; Director and               50
                              Executive Vice President of DP/7UP since October 1992; President of
                              Seven-Up USA since October 1992; Director, President and Chief Operating
                              Officer of Seven-Up from 1991 to October 1992; operated CSM &
                              Associates, a sales and marketing consulting business, from 1989 to
                              1991; President and Chief Operating Officer of Tofutti Brands, Inc. from
                              1986 to 1989.

Robert E. Quirk               Vice President of the Company since 1988; Vice President of DP/7UP and         44
                              Senior Vice President of Seven-Up USA since October 1992; Senior Vice
                              President - Sales of Seven-Up from 1988 to October 1992.

                           COMPENSATION COMMITTEE REPORT

TO OUR SHAREHOLDERS

     To preserve objectivity in the achievement of its goals, the Compensation Committee is comprised of three independent, non-employee directors who have no "interlocking" relationships as defined by the proxy rules promulgated by the Securities and Exchange Commission (the "SEC"). It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executive officers, evaluates executive performance and considers related matters.

COMPENSATION PHILOSOPHY

     The Company's primary business objective is to maximize shareholder value over the long term. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing earnings and stock price, continuing its leadership in those markets in which the Company participates, and providing products and services of the highest value.

     The following compensation policies are intended to facilitate the achievement of the Company's business strategies:

          - Provide a significant portion of senior executive compensation in the form of long-term, at-risk compensation to focus management on the long-term interests of shareholders and balance short-term and long-term business and financial strategic goals.

          - Provide opportunities for a personal equity interest in the Company in order to align senior executives' interests with those of shareholders.

          - Enhance the Company's ability to attract, retain, and encourage the development of executives with exceptional knowledge and experience through compensation opportunities.

          - Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.


     Competitive market data is provided by an independent compensation consultant. The data provided compares the Company's compensation practices to a group of similarly situated companies. The group of companies to which the Company compares its compensation practices is comprised of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels and lines of business as the Company. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The companies chosen for the comparison group are not necessarily the same companies that comprise the S&P Beverage Index in the Comparative Stock Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing shareholder returns.

     The key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation and benefits. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package, including severance plans, insurance and other benefits.

BASE SALARIES

     The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median levels for public companies of comparable size. Base salaries for executives are initially determined by evaluating the executive's level of responsibility, prior experience and breadth of knowledge, internal equity issues and external pay practices.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on business unit performance goals of the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, suppliers, and employees, demonstrating leadership abilities among coworkers and other goals.

     The base salaries of John R. Albers (Chairman of the Board, Chief Executive Officer and President of the Company) and other executives of the Company were reviewed at the October 1993 meeting of the Compensation Committee. At that meeting, the Compensation Committee approved a merit increase in Mr. Albers' salary of $19,958, or 3% of his prior base salary, effective November 1, 1993. His annual base salary at the end of fiscal year 1993 was $685,208. The Compensation Committee believes Mr. Albers has managed the Company extremely well in the challenging business climate in which it competes, and has achieved above average results with respect to corporate and business unit sales volume and operating profits, in comparison to the Company's competitors and comparable companies outside the food and beverage industry.


ANNUAL INCENTIVES

     The Incentive Compensation Plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve business unit and Company-wide performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold, target, and maximum bonus levels based on a percentage of base salary. The percentages have been established based on bonus practices and opportunities within companies comparable in size to the Company and/or in the Company's industry. Executives earn bonuses to the extent that preestablished goals are achieved.

     Corporate goals are approved each year by the Compensation Committee and are based upon financial objectives of the Company deemed appropriate by the Compensation Committee. Where executives have strategic business unit ("SBU") responsibilities, a portion of the goal is based on financial performance measures that support SBU performance. This portion varies with the position of each individual; however, no bonus is paid unless predetermined threshold performance levels are reached.

     Target bonus awards are set at a market level, as discussed above. Targets are considered by the Compensation Committee to be achievable, but require above-average performance from each of the executives.

     The Compensation Committee believes that this annual incentive plan accomplishes the Company's pay-for-performance objectives. The Incentive Compensation Plan of the Company for 1993, pursuant to which Mr. Albers was paid the bonus indicated in the Summary Compensation Table, was identical, in all material respects, to the Incentive Compensation Plan described above. Mr. Albers' bonus is based upon the attainment of predetermined thresholds relating to the Company's case sales volume and operating profit.

LONG-TERM INCENTIVES

     Long-term incentives are provided in the form of stock options and restricted stock grants pursuant to the Company's 1993 Stock Ownership Plan, which is described in more detail in the section entitled "Stock Option Plans" below.

     In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of an executive's total compensation package. The Compensation Committee's objective is to provide executives with long-term incentive award opportunities that are consistent with grants made within the Company's industry and are reflective of prior performance.

     Long-term incentive award guidelines have been developed based on the same methodology used in establishing bonus award guidelines. Practices of comparable companies have been adapted for use by the Company. The amount of option or restricted stock grants varies by position within the Company.

STOCK OPTIONS AND RESTRICTED STOCK

     Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. These grants focus executives on the creation of shareholder value over the long term and encourage equity ownership in the Company.

     In 1993, Mr. Albers was granted options to purchase 100,000 shares with an exercise price of $17.50 per share and 9,600 shares of restricted stock, as indicated in the Summary Compensation Table below. As of December 31, 1993, Mr. Albers owned 2,249,963 shares of the Company's Common Stock, and with the grant in 1993, holds options to purchase an additional 1,479,180 shares.

     Each year, the Compensation Committee determines the total amount of options and restricted stock that will be made available to the Company's executives. These amounts vary annually based upon what the Compensation Committee believes is appropriate, taking into account the executive's total compensation package and the desire of the Compensation Committee to create shareholder value, to encourage equity ownership by the Company's executives, to provide an appropriate link to the interests of the shareholders, and to provide long-term incentive award opportunities on a par with practices within the Company's industry.

     The Company does not presently have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162 (m) of the Internal Revenue Code of 1986, as amended. However, the Compensation Committee does consider the cost to the Company of such option or restricted stock grants in making all compensation decisions.

SUMMARY

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by similarly situated companies and serves the best interests of the shareholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, the annual financial performance of the Company and shareholder value.


                                          Thomas O. Hicks (Chairman)
                                          Malcolm Candlish
                                          Richard G. Merrill

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation earned by, awarded to or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered to the Company during the years 1991 to 1993.

                                                 Annual Compensation                           Long-Term Compensation
                                   -------------------------------------------       ------------------------------------------
                                                                                     Securities      Restricted
                                                                                     Underlying         Stock       All Other
                                   Salary        Bonus           Other Annual          Options        Award(s)    Compensation
Name and Position      Year         ($)          ($) (1)         Compensation (2)        (#)           ($) (3)       ($) (2)
- - -----------------      ----         ---          ------        ---------------       ----------      -----------  ------------

John R. Albers,        1993        668,320       424,829         --                     100,000        191,904         --
President and Chief    1992        622,942       607,041         --                      15,580          --            --
Executive Officer      1991        581,350       550,649                              1,200,000                        --


Ira M. Rosenstein,
Executive Vice         1993        377,816       185,250         --                      75,000        127,936         --
President              1992        354,446       258,225         --                      12,000          --            --
and Chief Financial    1991        332,282       236,655                                600,000                        --
Officer


True H. Knowles,       1993        288,077       150,000         --                      85,000        127,936         --
Executive Vice         1992        263,077       192,500         --                      12,000          --            --
President              1991        243,154       180,570         --                     500,000                        --


Francis I. Mullin,     1993        288,077       136,875         --                      75,000        127,936         --
Executive Vice         1992        262,923       192,500         --                      12,000          --            --
President              1991        149,983       162,000         --                     600,000                        --


Charles P. Grier,      1993        202,149       70,568          --                      25,000         63,968         --
Senior Vice President  1992        189,520       92,789          --                       6,000          --            --
                       1991        180,000       85,313          --                     100,000                        --

- - -----------------------
(1) Includes bonuses earned in 1991, 1992 and 1993 under the Incentive Compensation Plan of the Company that were paid in 1992, 1993 and 1994, respectively. See the section entitled "Executive Compensation - Annual Incentives" for a discussion of the provisions of the Incentive Compensation Plan.

(2) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the SEC's staff, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year. Amounts under Other Annual Compensation do not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual. No compensation was paid to any of the above-mentioned executive officers in 1991, 1992 and 1993 that constituted All Other Compensation.

(3) The amount reported in the table represents the market value of restricted stock grants as of the date of grant, which was October 27, 1993, less the purchase price of $.01 per share and without giving effect to the diminution in value attributable to the restrictions on such stock. Grants of restricted stock under the 1993 Stock Ownership Plan are subject to forfeiture upon (a) the termination of the employment of the participating employee for reasons other than death, disability or retirement, or (b) the failure by the Company and/or the participating employee, as the case may be, to meet the specific performance goals set forth in the performance stock award agreement issued to the participating employee, which sets forth the terms and conditions relating to the grant of the restricted stock. In the event that the employment of a participating employee is terminated by reason of death, disability, retirement or a Change of Control (as defined), the participating employee may be entitled to receive all or a portion of such restricted stock, depending upon the timing of the termination. During the period the restrictions remain in effect, the participating employee may not sell or otherwise transfer, pledge as security or otherwise encumber the restricted stock, although the participating employee does have all other rights of a shareholder of the Company, including the right to vote such shares and receive dividends and other distributions paid or made in respect of such restricted stock. As of December 31, 1993, Messrs. Albers, Rosenstein, Knowles, Mullin and Grier held 9,600, 6,400, 6,400, 6,400 and 3,200 shares of restricted stock of the Company, respectively, which, subject to termination of employment due to death, disability, retirement or a Change of Control will not vest, if at all, until the first quarter of 1996. See the section entitled "Stock Option Plans."

STOCK OPTION PLANS

     In 1988, the Company adopted two stock option plans, the 1988 Stock Option Plan and the 1988 Non-Qualified Plan (collectively, the "Stock Option Plans"), under which stock options may be granted to key officers and salaried employees of the Company and its subsidiaries. Incentive stock options, as well as non-qualified stock options, may be granted under the 1988 Stock Option Plan. The exercise price of an option granted under such plan will be determined by the Compensation Committee, provided that in the case of an incentive stock option, the exercise price must be not less than the fair market value (as defined) of the underlying Common Stock of the Company. In October 1991, the Board of Directors of the Company amended all option agreements under the 1988 Stock Option Plan for options that were previously exercisable at a price of $5.00 per share to provide for an exercise price of $2.29 per share, which was determined to be the fair market value of the shares at the date of amendment based upon a valuation opinion from an independent investment banking firm. Such valuation was based on the Company's capital structure at that time and then-current market conditions. On July 25, 1991, the Board of Directors of the Company authorized an amendment to the 1988 Stock Option Plan to authorize the issuance of options to purchase up to an additional 4,802,000 shares, increasing the number of options authorized for grant under the plan to 6,842,816. As of December 31, 1993, options to purchase 6,330,190 shares of Common Stock were outstanding under the 1988 Stock Option Plan. All but 45,725 of such options have exercise prices ranging from $2.29 to $6.03 per share. Options for 25,375 shares of Common Stock under the 1988 Stock Option Plan are presently exercisable at $10.17 per share, and options for 20,350 shares of Common Stock are exercisable at $16.50 per share, which were the closing sales prices of the Common Stock on the New York Stock Exchange on the respective grant dates for such options. Stock options issued under the 1988 Stock Option Plan vest over a period of three or four years from their date of grant, and optionees are entitled to exercise only those options that have vested in accordance with the terms and conditions of the stock option agreement executed by each optionee and the Company. Pursuant to the terms and conditions of the 1988 Stock Option Plan, the vesting of all outstanding options was accelerated in connection with the Company's initial public offering in February 1993. See footnote 1 to the table entitled "Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."

     Non-Qualified stock options to purchase up to 298,060 shares of Common Stock may be granted under the 1988 Non-Qualified Plan. As of December 31, 1993, non-qualified stock options to purchase up to 134,969 shares of Common Stock were outstanding under the 1988 Non-Qualified Plan. Each such option has an exercise price of $.05 per share. No options granted under the Stock Option Plans will be exercisable more than 10 years after the date of grant thereof, and special provisions are included in the Stock Option Plans covering termination of employment or death of a participant. As of March 1, 1994, options covering substantially all of the shares of Common Stock reserved under the Stock Option Plans had been granted.

     In 1993, the Company adopted the 1993 Stock Ownership Plan, under which stock options, restricted stock and stock bonuses may be granted to key officers and salaried employees of the Company and its subsidiaries. Incentive stock options, as well as non-qualified stock options, may be granted under the 1993 Stock Ownership Plan. The exercise price of an option granted under such plan will be determined by the Compensation Committee, provided that in the case of an incentive stock option, the exercise price may not be less than the fair market value (as defined) of the underlying Common Stock of the Company. Stock options issued under the 1993 Stock Ownership Plan vest over a period of three years from their date of grant, and optionees are entitled to exercise only those options that have vested in accordance with the terms and conditions of the stock option agreement executed by each optionee and the Company. Each option granted under the 1993 Stock Ownership Plan has a ten year term, and is exercisable in one or more installments commencing not earlier than the first anniversary of the date of grant of the option. The exercisability of each option is subject to special provisions following an optionee's termination of employment, and the period during which an option may be exercised following termination varies according to the reason for termination and the nature of the option.

     The Compensation Committee, in its discretion, may grant shares of restricted stock to any individual eligible to receive awards under the 1993 Stock Ownership Plan. Up to 380,000 shares of Common Stock may be granted as restricted stock under the 1993 Stock Ownership Plan. The amount to be paid for shares of restricted stock is subject to the Committee's discretion. The Committee may provide that all or any portion of an award of restricted stock may be forfeited under certain circumstances, including the employee's termination of employment within a specified time period after the date of grant of the restricted stock, failure of the Company or employee to achieve specified performance goals within a specified period, or failure to satisfy such other restrictions as the Committee may specify.

     Stock bonuses may be granted under the 1993 Stock Ownership Plan for no consideration to any eligible individual other than executive officers of the Company. Up to 25,000 bonus shares of Common Stock, in the aggregate, may be granted under the 1993 Stock Ownership Plan.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company in 1993.

                                                                                Potential Realizable Value at Assumed
                                                                                     Annual Rates of Stock Price
                                                                                Appreciation for 10 Year Option Term
                                                                               --------------------------------------
                                                                                    5%                       10%
                   Securities   % of Total                                     ------------             -------------
                   Underlying   Options                                           Gain on                  Gain on
                   Options      Granted to  Exercise or                         Base Price               Base Price
                   Granted      Employees   Base Price      Expiration           to $28.51                to $45.39
      Name          (#)         in 1993     Per Share (1)      Date              Per Share                Per Share
   -----------     ----------   ----------  -------------   -----------        ------------             -------------

John R. Albers       100,000       8.4%        $17.50       July 28, 2003       $  1,101,000            $    2,789,000

Ira M. Rosenstein     75,000       6.3%        $17.50       July 28, 2003            825,750                 2,091,750

True H. Knowles       85,000       7.1%        $17.50       July 28, 2003            935,850                 2,370,650

Francis I. Mullin     75,000       6.3%        $17.50       July 28, 1993            825,750                 2,091,750

Charles P. Grier      25,000       2.1%        $18.62       July 22, 2003            292,750 (2)               742,000 (2)

All shareholders                                                                $753,508,501 (3)        $1,908,751,326 (3)

- - -------------------
(1) Based on the fair market value of the Company's Common Stock as of July 28, 1993 (July 22, 1993 for Mr. Grier), as reflected by the closing sales price of the Company's Common Stock on the New York Stock Exchange on such date.

(2) The assumed appreciation rates for Mr. Grier are based upon annual compounding of the fair market value of one share of the Company's Common Stock on July 22, 1993, (as reflected by the closing sales price of the Company's Common Stock on the New York Stock Exchange on such date) through the expiration date of his options. Because the Compensation Committee determined that more time was necessary to assemble data regarding the proposed option grants to Messrs. Albers, Rosenstein, Knowles and Mullin, their respective option grants were not made until July 28, 1993, at which time the fair market value of one share of the Company's Common Stock was $17.50. The potential gains on the base price of Mr. Grier's options (which was $18.62 per share), as reflected by the 5% and 10% assumed appreciation rates, are $30.33 and $48.30, respectively. The 5% and 10% rates of appreciation are set by the SEC and are not intended to forecast future appreciation, if any, of the Company's Common Stock.

(3) Total potential realizable value in excess of the $17.50 per share price of the Common Stock on July 28, 1993, based upon the assumed annual rates of appreciation shown and calculated using 68,438,554 shares of Common Stock (on a fully diluted basis) as of March 1, 1994. The potential gain related to these options granted to all of the named executive officers represents less than .55% of the total potential shareholder gain. If the $18.62 per share exercise price for the stock options granted to Mr. Grier is used, total potential realizable value for all shareholders at the 5% and 10% assumed appreciation rates would be $801,415,491 and $2,031,256,342, respectively, which would also represent less than .55% of the total potential shareholder gain.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information regarding options exercised during 1993 by persons named in the Summary Compensation Table and options held by such persons at December 31, 1993. The values of unexercised in-the-money stock options at December 31, 1993 shown below are presented pursuant to SEC
rules.   The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of the Common Stock underlying the unexercised in-the-money stock options reflected in this table.

                          Options Exercised                           Unexercised Options at December 31, 1993
                    ----------------------------       ----------------------------------------------------------------------
                                                            Number of Securities                  Value of Unexercised
                                                           Underlying Options (1)               In-the-Money Options (2)
                                                       -------------------------------     ----------------------------------
                    Shares Acquired       Value
Name                 On Exercise         Realized      Exercisable     Not Exercisable     Exercisable        Not Exercisable
- - ---                 ---------------     ----------     -----------    ----------------     -----------        ---------------
John R. Albers          -0-                -0-             767,495         711,685         $16,647,671          $13,885,746
Ira M. Rosenstein       -0-                -0-             603,000         384,000         $13,079,850          $ 7,162,050
True H. Knowles       100,000           $1,858,000         269,666         327,334         $ 5,843,169          $ 5,779,731
Francis I. Mullin      30,000           $  557,000         306,333         350,667         $ 6,639,209          $ 6,438,391
Charles P. Grier       -0-               -0-               101,500          79,500         $ 2,197,925          $ 1,300,650

- - -----------------------
(1) Pursuant to the provisions of the 1988 Stock Option Plan, upon the consummation of the Company's initial public offering of its Common Stock, which occurred on February 2, 1993, the vesting of all options granted under such plan was accelerated. As a result, all options granted under the 1988 Stock Option Plan, including those granted to the executive officers named above, vested (and thus became exercisable) one year after the effective date of the Company's initial public offering of its Common Stock.

(2) Based on the closing price per share of the Company's Common Stock on the New York Stock Exchange on December 31, 1993, which was $24.00.

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company with the cumulative total return on the S&P 500 Index and the S&P Beverage Index over the period commencing January 27, 1993, the date the Company commenced its initial public offering, through December 31, 1993 (assuming the investment of $100 in the S&P Beverage Index, the Company's Common Stock and the S&P 500 Index on January 27, 1993, and reinvestment of all dividends).


[Graph]

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                        OF COMPANY S&P BEVERAGE INDEX AND
                                 S&P 500 INDEX

                                       QTRLY
Fiscal Year Basis: DECEMBER           RETURN
                                      1/27/93     QTRLY      QTRLY     QTRLY
                                        TO        RETURN     RETURN    RETURN
COMPANY/INDEX NAME                    MAR 93      JUN 93     SEP 93    DEC 93
BEVERAGES-SOFT DRINKS                   2.61       -4.38       1.37      5.62
DR PEPPER/SEVEN UP                     11.67        8.96      10.27     19.26
S&P 500 COMP-LTD                        3.78        0.49       2.58      2.32


                                       QTRLY
                                      RETURN
                           BASE       1/27/93     QTRLY      QTRLY     QTRLY
                          PERIOD        TO        RETURN     RETURN    RETURN
COMPANY/INDEX NAME        1/27/93     MAR 93      JUN 93     SEP 93    DEC 93
BEVERAGES-SOFT DRINKS     100.00      102.61       98.12      99.46    105.05
DR PEPPER/SEVEN UP        100.00      111.67      121.67     134.17    160.00
S&P 500 COMP-LTD          100.00      103.78      104.29     106.98    109.46


PENSION AND SUPPLEMENTAL PENSION PLANS

     Employees of DP/7UP and its subsidiaries are covered by a tax-qualified, funded pension plan (the "Pension Plan"), which provides for defined benefits upon retirement. Contributions to the Pension Plan for employees and benefits derived by the participants are calculated on an actuarial basis. In no event may a participant's benefit exceed the lesser of $118,800 per year (as reduced for the ten-year certain form of payment provided under the plan) or 100% of a participant's average compensation for the three consecutive years in the last ten in which such participant's compensation was highest. Additional limits apply if participants are also covered under a defined contribution plan, such as the Profit Sharing Plan (as defined herein). The Pension Plan may be terminated at any time and any excess assets, after all benefits and administrative expenses have been paid, will revert to the Company. Participants' rights to benefits vest after five years of service.

     DP/7UP also provides, on a joint basis, a supplemental pension plan (the "Supplemental Pension Plan") for executive officers and certain senior officers, generally at the level of vice president or senior vice president and above, which provides benefits in excess of those payable under the Pension Plan. The Supplemental Pension Plan is unfunded and payable solely out of the general assets of DP/7UP. Benefits are payable monthly to the participant or his beneficiary for ten years after retirement or until the participant's death, if later, and vary in amount with the length of service. Special provisions in the Supplemental Pension Plan relate to early retirement, retirement after disability, death after retirement and surviving spouses' benefits. Participants' rights to benefits vest after ten years of service.

     The following tables set forth the annual retirement benefits payable under the Pension Plan and the Supplemental Pension Plan upon normal retirement after December 31, 1993 for the specified remuneration classifications and years of service. The amounts reflected for the Supplemental Pension Plan aggregate benefits from both Plans; however, amounts actually payable under the Supplemental Pension Plan are reduced dollar for dollar by amounts paid pursuant to the Pension Plan.

                                                                      YEARS OF SERVICE (2)
             PENSION PLAN                  ------------------------------------------------------------------------
           COMPENSATION (1)                   10                    15                    20                  25
      ----------------------------         -------               --------             --------             --------
$1,000,000 (and above) . . . . . . . . .   118,000               $118,800             $118,800             $118,800
   800,000 . . . . . . . . . . . . . . .   118,800                118,800              118,000              118,800
   600,000 . . . . . . . . . . . . . . .   118,800                118,800              118,800              118,800
   400,000 . . . . . . . . . . . . . . .   100,000                118,800              118,800              118,800
   200,000 . . . . . . . . . . . . . . .    50,000                 75,000              100,000              105,000
   100,000 . . . . . . . . . . . . . . .    25,000                 37,500               50,000               52,500


                                                                      YEARS OF SERVICE (2)
             SUPPLEMENTAL                  -------------------------------------------------------------------------
      PENSION PLAN COMPENSATION (1)           10                    15                    20                   25
      -----------------------------        --------              --------             --------             ---------
$1,000,000 . . . . . . . . . . . . . . .   $400,000              $500,000             $550,000              $600,000
   800,000 . . . . . . . . . . . . . . .    320,000               400,000              440,000               480,000
   600,000 . . . . . . . . . . . . . . .    240,000               300,000              330,000               360,000
   400,000 . . . . . . . . . . . . . . .    160,000               200,000              220,000               240,000
   200,000 . . . . . . . . . . . . . . .     80,000               100,000              110,000               120,000
   100,000 . . . . . . . . . . . . . . .     40,000                50,000               55,000                60,000


(1) An employee's compensation for determination of pension benefits under the Pension Plan and the Supplemental Pension Plan is calculated on substantially the same basis as his salary and bonus compensation set forth in the Summary Compensation Table. Benefits are determined on a ten year certain and life basis. This chart does not take into account the decreases in future Pension Plan benefit accruals that occurred beginning in 1994, when an Internal Revenue Service rule became effective that no more than the first $150,000 in compensation can be considered under the Pension Plan. Since 1989, benefits under the Pension Plan have been calculated such that the monthly benefit is not reduced by a percentage of the employee's primary social security benefit at the date of his termination of employment.

(2) The following executive officers are credited with the following years of benefit service under the Pension Plan: Mr. Albers - 22 years;
     Mr. Rosenstein - 13 years; Mr. Knowles - 11 years; Mr. Mullin - 2 years; and Mr. Grier - 34 years. Mr. Albers' employment agreement with the Company provides that he is currently credited with 30 years of service under the Supplemental Pension Plan and that he will be entitled to a Normal Pension, as defined under such plan, regardless of the date of his termination of employment. Mr. Rosenstein's employment agreement with the Company provides that he is currently credited with 18 years of service under the Supplemental Pension Plan. See the section entitled "Employment
     Agreements" for a discussion of the terms of the employment agreements for Messrs. Albers and Rosenstein.

DISABILITY AND DEATH BENEFIT PLANS

     The Company provides a supplemental disability plan and a supplemental death benefit plan for executive officers and senior executives generally at the level of vice president or senior vice president and above. The supplemental disability plan is unfunded and payable solely out of the general assets of DP/7UP. The Company may provide for these benefits, however, by purchasing insurance on the participants involved, under which the Company is the owner and beneficiary of the policies. The supplemental disability plan provides benefits in excess of those under the Company's regular disability program. Benefits are payable to participants who become totally and permanently disabled prior to age 65. Benefits equal to 60% of monthly compensation less the sum of benefits under the Company's regular disability program, social security and worker's compensation, are payable monthly until the earliest of the participant's death, recovery or commencement of benefits under the Pension Plan. The supplemental disability plan also provides, in the event of death or disability of a participant, educational assistance benefits to the participant's children for their actual costs of college (not in excess of $6,000 per year) for a period of up to four years.

     The supplemental death benefit plan provides that, if a participant dies before retirement, his designated beneficiary will receive monthly benefits for a period of 10 or 15 years, depending upon the position held by the participant, which, when added to any death benefits under the Pension Plan, will equal 50% of his monthly compensation. If a participant dies after retirement, his designated beneficiary is entitled to a lump sum payment equal to twice his annual compensation (based on his monthly salary as of his retirement date), but not to exceed $500,000. Although the supplemental death benefit plan is technically unfunded, payments thereunder are provided for through life insurance policies under which the Company is the owner and beneficiary and the employee is the insured.

The following table shows the annual benefits payable in specific remuneration classifications for the supplemental disability plan and the supplemental death benefit plan as in effect on December 31, 1993:


                                             SUPPLEMENTAL          PRE-RETIREMENT
COMPENSATION (a)                        DISABILITY PAYMENTS (b)  SURVIVOR BENEFITS (c)
- - ----------------                        -----------------------  ---------------------
$1,000,000 . . . . . . . . . . . . .             $600,000             $500,000
   800,000 . . . . . . . . . . . . .              480,000              400,000
   600,000 . . . . . . . . . . . . .              360,000              300,000
   400,000 . . . . . . . . . . . . .              240,000              200,000
   200,000 . . . . . . . . . . . . .              120,000              100,000
   100,000 . . . . . . . . . . . . .               60,000               50,000

- - ---------------------------
(a) An executive officer's compensation for determination of benefits under the supplemental disability plan is calculated on substantially the same basis as his salary and bonus compensation. The payments under the supplemental death benefit plan are calculated on the basis of base salary, excluding bonuses, incentive compensation, commissions and other similar payments.

(b) The amounts shown have not been reduced by any amounts which may be payable under the Company's regular disability program, social security or worker's compensation.

(c) The amounts shown represent annual amounts payable over 10 to 15 years based on position held and have not been reduced by death benefits under the Pension Plan. The Pension Plan would generally pay a pre-retirement death benefit for the life of the surviving spouse equal to 50% of the benefit the participant would have received if he had retired immediately before his death.


EXECUTIVE SEVERANCE AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     On August 27, 1991, the Company entered into executive severance agreements with John R. Albers, Ira M. Rosenstein and True H. Knowles, and on April 8, 1992 with Francis I. Mullin (the "Severance Agreements"). The Severance Agreements provide certain benefits to such officers upon the occurrence of a Change in Control. A "Change in Control" is generally defined in the Severance Agreements to mean, subject to certain exceptions, a disposition of all, or substantially all, of the assets of the Company; the liquidation or dissolution of the Company; the acquisition of beneficial ownership by any person of 50% or more of the outstanding Common Stock of the Company; certain business combinations involving the Company pursuant to which the Company will not be the continuing or surviving corporation; or any acquisition or series of acquisitions within any period of 12 consecutive months that results in 50% or more of the beneficial ownership of the outstanding Common Stock of the Company being owned by persons different than those persons who beneficially owned such Common Stock prior to such acquisition or series of acquisitions. In general, each Severance Agreement provides that upon a Change in Control, if within three years of such Change in Control the employment of the covered officer is terminated either by the Company without Cause (as defined) or by such officer for Good Reason (as defined), such officer will receive a lump sum payment equal to three times the most recent annual salary and bonus paid to such officer prior to the Change in Control. Each covered officer also will be entitled to have any stock options he then holds repurchased by the Company for cash in an amount determined in accordance with the Severance Agreements. Each covered officer also will be paid by the Company an amount sufficient to reimburse such officer for the full amount of any income taxes imposed as a result of the payment of any portion of the severance benefits payable under the Severance Agreements. Pursuant to the Severance Agreements, the executives will also be entitled to reimbursement by the Company for all costs and expenses incurred by them in defending or enforcing the Severance Agreement. Each Severance Agreement had an initial term until December 31, 1993 (except for the Severance Agreement with Francis I. Mullin, the initial term of which will continue until August 31, 1994), was automatically renewed for the one-year period beginning January 1, 1994 and is subject to automatic renewals for successive one year periods unless the Company elects to terminate such Severance Agreement, in which case such Severance Agreement shall terminate two years from the expiration of the then current term.

     Pursuant to a letter agreement dated November 8, 1989 (the "1989 Severance Agreement"), the Company agreed to provide Charles P. Grier with certain benefits if, within one year of a "change of control," his employment is terminated by the Company without Cause (as defined), or a Constructive Termination (as defined) of his employment occurs. A "change in control" for purposes of the 1989 Severance Agreement occurs when any person becomes the beneficial owner of more than 50% of the Company's Common Stock or acquires all or substantially all of the Company's assets or the Company merges with any person other than any of its subsidiaries. Mr. Grier will be entitled to receive a severance payment equal to his compensation for the six months prior to his termination and will also be paid by the Company an amount sufficient to reimburse him for the full amount of any income taxes imposed as a result of any portion of the severance benefit payable under the 1989 Severance Agreement. He will also be entitled to reimbursement by the Company for all costs and expenses incurred by him in defending or enforcing the 1989 Severance Agreement. By its terms, the 1989 Severance Agreement could have expired on December 31, 1993, but was automatically renewed for a one-year period beginning January 1, 1994 and is subject to automatic renewals for successive one year periods unless the Company elects to terminate the agreement.


EMPLOYMENT AGREEMENTS

     DP/7UP entered into new four-year employment agreements with Messrs. Albers and Rosenstein, effective as of January 1, 1993. These employment agreements (the "Agreements") provide that the Company will pay Messrs. Albers and Rosenstein salaries of not less than $662,250 and $375,600, respectively, during the terms of the Agreements. The amount of Messrs. Albers' and Rosenstein's annual salaries will be reviewed by the Company's Compensation Committee at the meeting of the Board of Directors held in October of each year. Each of the Agreements also provides that if the employment of Messrs. Albers or Rosenstein, as the case may be, is terminated by the Company without Cause (as defined) or by Messrs. Albers or Rosenstein, as the case may be, for Good Reason (as defined), such officer (i) will receive a lump sum payment equal to three times the most recent annual salary and bonus paid to such officer prior to his termination, (ii) will be entitled to have any stock options he then holds repurchased by the Company for cash in an amount determined in accordance with the Agreements, (iii) will be paid by the Company an amount sufficient to reimburse such officer for the full amount of any income taxes imposed as a result of the payment of any portion of the benefits payable upon termination under the Agreements, and (iv) will be entitled to reimbursement by the Company for all costs and expenses incurred by him in defending or enforcing the Agreement. Mr. Albers' employment agreement with the Company also provides that he is currently credited with 30 years of service under the Supplemental Pension Plan, and that he will be entitled to a Normal Pension, as defined under such plan, regardless of the date of his termination of employment. Mr. Rosenstein's employment agreement with the Company provides that he is currently credited with 18 years of service under the Supplemental Pension Plan.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hicks and certain of his affiliates hold significant equity interests in Dr Pepper Bottling Holdings, Inc. which, through its operating subsidiary, Dr Pepper Bottling Company of Texas, Inc. ("Dr Pepper Bottling"), engages in the business of bottling DR PEPPER and 7UP brand products and other soft drink products in the Dallas, Fort Worth, Houston and Waco, Texas areas. Dr Pepper Bottling purchased approximately $56.3 million of products from the Company in 1993. Mr. Hicks serves on the board of directors of Dr Pepper Bottling Holdings, Inc. and Dr Pepper Bottling.


                             SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the period commencing January 27, 1993, the date on which the Company commenced its initial public offering, and ending December 31, 1993, its officers, directors and greater than ten-percent shareholders had complied with all applicable Section 16(a) filing requirements, with the exception of (i) the initial report of beneficial ownership on Form 3 that was filed on behalf of William E. Winter in February 1993 incorrectly stated that Mr. Winter did not own any shares of Common Stock of the Company, (ii) the statement of changes in beneficial ownership on Form 4 that was filed on behalf of Thomas O. Hicks in November 1993 incorrectly stated the number of shares of Common Stock purchased by Mr. Hicks in October 1993, and
(iii) the annual statement of changes in beneficial ownership on Form 5 that was filed on behalf of John R. Albers incorrectly stated the number of shares beneficially owned by Mr. Albers as of December 31, 1993. An amended Form 3 was filed on behalf of Mr. Winter in April 1993 which correctly set forth the number of shares of Common Stock owned by him, an amended Form 4 was filed on behalf of Mr. Hicks in November 1993 which correctly stated the number of shares of Common Stock purchased by him in October 1993, and an amended Form 5 was filed on behalf of Mr. Albers in March 1994 which correctly stated the number of shares of Common Stock beneficially owned by him as of December 31, 1993.


            PROPOSAL TO AMEND THE DR PEPPER/SEVEN-UP COMPANIES, INC. NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     On June 25, 1992, the Board of Directors of the Company adopted, and the shareholders of the Company approved by majority vote, the Directors' Option Plan. The Company proposes to amend the Directors' Option Plan in the manner described below. Such amendment requires the affirmative vote of a majority of the shares of the Company's outstanding Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. If the amendment is not so approved, it will not become part of the Directors' Option Plan. Proxies solicited by the Board of Directors will be voted in favor of the amendment unless a contrary vote is specified.

     The principal provisions of the proposed amendment to the Directors' Option Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the actual terms of the amendment to the Directors' Option Plan, the entire text of which is attached hereto as Exhibit "A" and incorporated herein by reference.

DESCRIPTION OF THE DIRECTORS' OPTION PLAN

     The Directors' Option Plan presently provides that on December 31 of each calendar year, each non-employee director will be automatically granted an option to purchase that number of shares of Common Stock of the Company computed by dividing: (i) 50% of the sum of the annual retainer fee for non-employee directors payable for such calendar year plus the aggregate meeting fees payable for such calendar year to such non-employee director for attending meetings of the Board of Directors and any committees on which such non-employee director serves by (ii) 50% of the fair market value of a share of Common Stock on the date of grant. The purchase price for the shares of Common Stock subject to each option is equal to 50% of the fair market value of the shares on the grant date. A total of 194,310 shares of Common Stock have been reserved for issuance pursuant to the Directors' Option Plan.

     Each option granted under the Directors' Option Plan becomes exercisable one year after its date of grant and is not exercisable more than ten years after its date of grant. Under the terms of the Directors' Option Plan, if a non-employee director is terminated, any unexercised options held by such non-employee director will be exercisable for a specified period depending upon the reason for such termination; provided, that if such non-employee director is terminated due to an act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company, the unexercised option will immediately terminate. The Directors' Option Plan is administered by a disinterested committee of the Board of Directors consisting of directors who are not entitled to receive options under the Plan, subject to such limitations as may be appropriate to satisfy the provisions of the Exchange Act.

REASONS FOR AMENDMENT OF THE DIRECTORS' OPTION PLAN

     The purpose of the Directors' Option Plan is to strengthen the Company by providing a means of retaining and attracting competent non-employee personnel to serve on its Board of Directors. In furtherance of this purpose, the Company has agreed, in Section 1.1 of the Directors' Option Plan, to pay 50% of each non-employee director's annual compensation in the form of non-qualified stock options.

     However, Section 2.1 of the Directors' Option Plan, as presently drafted, provides that the net compensation paid to non-employee directors in the form of non-qualified stock options is only fifty percent of each non-employee director's annual cash compensation (due to the cost required to exercise the stock options). Thus, as written, the provisions of the Directors' Option Plan are in conflict and Section 2.1 is inconsistent with the stated purpose of the Plan.


PROPOSED AMENDMENT TO THE DIRECTORS' OPTION PLAN

     To rectify the inconsistency described above, the Board of Directors of the Company proposes to amend Section 2.1 of the Directors' Option Plan to provide that the net compensation paid to non-employee directors in the form of non-qualified stock options (after deducting the exercise price therefor) will equal 100% of each non-employee director's annual cash compensation. The Board of Directors believes that the above-described amendment will serve the best interests of the Company and its shareholders by permitting the Company to continue to retain qualified individuals to serve on its Board of Directors.

FEDERAL TAX CONSEQUENCES

     The stock options granted under the Directors' Option Plan are non-qualified stock options. As such, a non-employee director will realize no taxable income at the time a stock option is granted under the Directors' Option Plan, but ordinary income will be realized by the non-employee director at the time of his exercise of an option. The amount of income will be equal to the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. Tax withholding is required on such income. When a non-employee director disposes of shares acquired upon the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of the shares.

      The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to recipients of stock options under the Directors' Option Plan, or to describe tax consequences based on particular circumstances. It is based on Federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE DIRECTORS' OPTION PLAN.


                             INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of KPMG Peat Marwick as the Company's independent public accountants for 1994. KPMG Peat Marwick has been the Company's independent public accountants since 1986.

     A representative of KPMG Peat Marwick will be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company on or before February 27, 1995 in order to be eligible for inclusion in the Company's Proxy Statement and form of Proxy. Generally, under the Company's Bylaws, a shareholder's notice must be delivered to or mailed and received by the Secretary of the Company at its principal executive offices not less than 60 days or more than 90 days prior to the anniversary date of the previous annual meeting of shareholders of the Company, in the event the annual meeting has been set for a date that is within 30 days before or after said anniversary date. In the case of an annual meeting that has been called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of shareholders called for the purpose of electing directors, the shareholder's notice must be delivered to or mailed and received by the Secretary of the Company at its principal executive offices not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. As to each person whom a shareholder proposes to nominate for election or re-election as a director, the shareholder's notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. The shareholder's notice must also set forth (i) the name and address of the shareholder, as it appears in the Company's books, (ii) the class and number of shares of the Company that are beneficially owned by such shareholder, (iii) as to the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such person, and the class and number of shares of the Company that are beneficially owned by such person, and (iv) with respect to any shareholder proposal, any material interest of such shareholder or the beneficial owner, if any, on whose behalf the proposal is made, in such business.

     No person nominated by a shareholder shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth above. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the procedures prescribed by the Bylaws of the Company and, if he or she should so determine, the chairman may so declare at the meeting and the defective nomination or proposal shall be disregarded. Notwithstanding the foregoing, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to nominations of persons for election to the Board of Directors of the Company.

                        ADDITIONAL INFORMATION AVAILABLE

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES. THE WRITTEN REQUEST MUST STATE THAT THE PERSON MAKING THE REQUEST IS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.


                                  OTHER MATTERS

     So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the discretion of the persons acting under the proxies.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.


                                         By Order of the Board of Directors



                                         Nelson A. Bangs
                                         Secretary


March 25, 1994

                                   EXHIBIT "A"




ARTICLE II, SECTION 2.1, OF THE DIRECTORS' OPTION PLAN IS PROPOSED TO BE AMENDED SO AS TO READ, IN ITS ENTIRETY, AS FOLLOWS:


                                   ARTICLE II

                                  STOCK OPTIONS


2.1 GRANT AND OPTION PRICE.   On December 31 of each calendar year (the "Grant
Date"), each Non-Employee Director on such date shall be granted an option to purchase that number of shares of Stock computed by dividing: (a) the sum of the annual retainer fee for Non-Employee Directors payable for such calendar year plus the aggregate meeting fees payable for such calendar year to such Non-Employee Director for attending meetings of the Board of Directors and any committee thereof on which such Non-Employee Director served as a member by (b) the product of (i) the Discount, multiplied by (ii) the Fair Market Value (as such term is defined in this Section 2.1) of a share of Stock on the Grant Date.

The purchase price of the Stock covered by each option granted under the Plan shall be equal to the product of the Fair Market Value of such Stock on the Grant Date multiplied by the Discount. For purposes of the Plan, the term "Fair Market Value" on any date shall mean the closing sales price of the Stock on the New York Stock Exchange on such date, or, if no reported sale of the Stock shall have occurred on such date, then the closing sales price of the Stock as quoted on such Exchange on the next preceding date on which there was such a reported sale.

                       DR PEPPER/SEVEN-UP COMPANIES, INC.
  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1994

    The undersigned shareholder hereby appoints Ira M. Rosenstein and Nelson A. Bangs, jointly and severally, proxies, with full power of substitution, to vote, as specified below, all shares of Dr Pepper/Seven-Up Companies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Northpark West Cinemas 1-2, 1100 Northpark Center, Dallas, Texas, at 9:00 a.m. on Thursday, April 28, 1994, or any adjournment or postponement thereof (the "Meeting"), and directs said proxies to vote as instructed on the matters set forth below and otherwise at their discretion. Receipt of a copy of the Notice of said Meeting and the accompanying Proxy Statement is hereby acknowledged.

    1.   Election of  Board of Directors.   The Board  of Directors recommends a
vote FOR all nominees.

      / /  FOR all nominees listed below.
      / /  WITHHOLD VOTE for all nominees.

          NOMINEES: W.W. Clements, Thomas O. Hicks, William E. Winter

  (To withhold authority for any individual nominee, strike a line through his name above.)

    2. Approve the amendment of the Dr Pepper/Seven-Up Companies, Inc. Non-Qualified Stock Option Plan for Non-Employee Directors, as described in the Company's Proxy Statement. The Board of Directors recommends a vote FOR the amendment of said Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    3. In their discretion with respect to such other matters as may properly come before the Meeting or any postponement or adjournment thereof.

                                               (CONTINUE AND SIGN ON OTHER SIDE)

(CONTINUED FROM OTHER SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN BY THE SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR THE PROPOSAL SET FORTH IN ITEM 2, AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT.
                                                    ____________________________
                                                              Signature
                                                    Date ________________ , 1994

                                                    Please  sign EXACTLY as name
                                                    appears   hereon,   and   in
                                                    signing as Attorney,
                                                    Administrator, Guardian,
                                                    Trustee or Corporate
                                                    Officer,   please  add  your
                                                    title as such.